EXHIBIT 2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the inclusion in the Clover Community Bankshares, Inc. Proxy Statement on Amendment No. 1 to Schedule 14A dated January 12, 2006 and to the incorporation by reference in this Amendment No. 1 to Transaction Statement on
Schedule 13E-3 of our report dated February 11, 2005 with respect to the consolidated financial statements of Clover Community Bankshares, Inc. and subsidiary, initially included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


/s/ Elliott Davis, LLC
Greenville, South Carolina

January 12, 2006